Exhibit 5.2

December 5, 2014

William Lyon Homes, Inc.

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

Re:	Registration Statement on Form S-4 Relating to Exchange Offer for up to $300,000,000 in Aggregate Principal Amount of William Lyon Homes, Inc.’s 7.00% Senior Notes Due 2022

Ladies and Gentlemen:

We have acted as local counsel in the State of Arizona to William Lyon Southwest, Inc., an Arizona corporation (“William Lyon Southwest”), and Circle G at the Church Farm North Joint Venture, LLC, an Arizona limited-liability company (“Church Farm North” and together with William Lyon Southwest, the “Arizona Guarantors”), in connection with (a) the issuance of up to $300,000,000 in an aggregate principal amount of 7.00% Senior Notes due 2022 (the “Exchange Notes”), originally issued by WLH PNW Finance Corp., a California corporation (“Issuer”), pursuant to an indenture, dated as of August 11, 2014 (as supplemented or amended, the “Indenture”), among Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture dated as of August 12, 2014 among William Lyon Homes, Inc., a California corporation (“Company”), the Arizona Guarantors and the other guarantors party thereto and Trustee and that certain Second Supplemental Indenture dated as of August 12, 2014 among the Company and the other guarantors party thereto and Trustee (collectively, as each may be further supplemented or amended, the “Supplemental Indenture”), and a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 5, 2014 (the “Registration Statement”) regarding the exchange offer described therein (the “Exchange Offer”), and (b) the guarantees of the Exchange Notes (the “Guarantees”) by the Arizona Guarantors, and other guarantors, in connection with the Exchange Offer. Under the Exchange Offer, the Exchange Notes and the Guarantees will be issued in exchange for certain of the Company’s 7.00% Senior Notes due 2022 that were issued on August 11, 2014 (the “Outstanding Notes”), and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Guarantees.

William Lyon Homes, Inc.

December 5, 2014

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Arizona Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of Arizona, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within the State of Arizona.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and the Supplemental Indenture and delivered in exchange for the Outstanding Notes under the circumstances contemplated by the Registration Statement and Prospectus, the Exchange Notes and the Guarantees will have been duly authorized by all necessary corporate and limited-liability company action of the Arizona Guarantors, respectively.

Our opinion is subject to the following: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity in certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability, where such indemnification or contribution is contrary to public policy. We express no opinion or view as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, rules of the Financial Industry Regulatory Authority, Inc. or stock exchange rules (without limiting other laws excluded by customary practice).

With your consent, we have assumed that (a) the Indenture, the Supplemental Indenture, the Exchange Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto (other than the Arizona Guarantors), and (b) the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their terms.

William Lyon Homes, Inc.

December 5, 2014

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BRYAN CAVE LLP